CERTIFICATION PURSUANT TO SECTION 302(A) OF THE SARBANES-OXLEY ACT


I, William P. Beckmann, President of CitiFinancial Mortgage Securities Inc., certify that:

1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of CitiFinancial Mortgage Securities Inc.;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based upon my knowledge, the servicing information required to be provided to the trustee by the servicer under the pooling and servicing agreement is included in these reports;

4. I am responsible for reviewing the activities performed by the servicer under the pooling and servicing agreements and based upon my knowledge and the annual compliance review required under the pooling and servicing agreements, and except as disclosed in the report, the servicer has fulfilled its obligations under the servicing agreements; and

5. The reports disclose all significant deficiencies relating to the servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing agreements.


Date:   March 24, 2006



   /s/ William P. Beckmann
----------------------------------
Name:  William P. Beckmann
Title: President